As filed with the Securities and Exchange Commission on December 10, 2024

Registration No. 333-257680
Registration No. 333-254880

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257680
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254880

GREENBROOK TMS INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	98-1512724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

890 Yonge Street, 7th Floor Toronto, Ontario Canada	M4W 3P4
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Omnibus Equity Incentive Plan
Amended and Restated Stock Option Plan
(Full title of the plans)

TMS NeuroHealth Centers Inc.
8401 Greensboro Drive, Suite 425
Tysons Corner, Virginia, 22102
(Name and address of agent for service)

+1 (416) 322-9700
(Telephone number, including area code, of agent for service)

With copies to:

Christopher R. Bornhorst, Esq.
Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, New York 10036, USA

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Greenbrook TMS Inc., an Ontario corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-8 (No. 333-257680), filed with the SEC on July 2, 2021, registering 1,609,413 common shares under the Company’s Amended and Restated Omnibus Equity Incentive Plan; and

●	Registration Statement on Form S-8 (No. 333-254880), filed with the SEC on March 30, 2021, registering 504,195 common shares under the Company’s Amended and Restated Stock Option Plan.

Effective as of December 9, 2024, pursuant to the Arrangement Agreement, dated as of August 11, 2024, between the Company and Neuronetics, Inc. (“Neuronetics”), Greenbrook and Neuronetics completed an arrangement under the Business Corporations Act (Ontario) (the “Arrangement”) under which Neuronetics acquired all of the issued and outstanding common shares (the “Common Shares”) in the capital of the Company.

As a result of the Arrangement, the Company has terminated all offerings of the Common Shares pursuant to the Registration Statements. Accordingly, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all Common Shares that are registered but unsold under the Registration Statements, if any. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Shares, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons Corner, State of Virginia, on December 10, 2024.

Greenbrook TMS Inc. (Registrant)

By:	/s/ Bill Leonard
Bill Leonard
Co-President
Principal Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the Registrant’s duly authorized representative in the United States has signed this Registration Statement on this 10th day of December, 2024.

TMS Neurohealth Centers Inc.

By:	/s/ Bill Leonard
	Name:	Bill Leonard
	Title:	President